As filed with the Securities and Exchange Commission on December 17, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	98-0110412
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

125 Middlesex Turnpike

Bedford, Massachusetts 01730

(781) 266-5700

(Address, including zip code, of principal executive offices)

GSI GROUP INC.

2010 INCENTIVE AWARD PLAN

(Full title of the plan)

Glenn E. Davis

Principal Financial Officer

GSI Group Inc.

125 Middlesex Turnpike

Bedford, MA 01730

(781) 266-5700

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copies to:

Bradd L. Williamson, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	8,695,841	$3.05	$26,522,315.05	$1,891.05

(1)	The GSI Group Inc. 2010 Incentive Award Plan authorizes the issuance of up to a maximum of 8,695,841 shares of common stock of GSI Group Inc.
(2)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), the Proposed Maximum Offering Price Per Share is based upon the average of the high and low trading prices ($3.05) of the Company’s common stock as reported by the Pink OTC Markets Inc. on December 10, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information called for in this Item 1 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The information called for in this Item 2 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

A.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on October 1, 2010;

B.	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 2, 2010, July 2, 2010, October 1, 2010, each filed on December 13, 2010;

C.	The Company’s current report on Forms 8-K and 8-K/A filed January 21, 2010, February 19, 2010, March 15, 2010, March 19, 2010 (two events), April 7, 2010, April 27, 2010, May 11, 2010, May 18, 2010, May 28, 2010, June 4, 2010, July 1, 2010, July 14, 2010, July 23, 2010, August 5, 2010, September 9, 2010, November 17, 2010, November 19, 2010, November 30, 2010;

D.	The Company’s Definitive Proxy Statement on Schedule 14A filed on October 27, 2010, including all material incorporated by reference therein; and

E.	All other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the Company’s fiscal year ended December 31, 2009.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

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For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The by-laws of the registrant require the registrant to indemnify current or former directors and officers against expenses incurred by them in connection with each proceeding in which such officer or director is involved as a result of serving or having served as a director or officer of the registrant or serving or having served at the registrant’s request as a director or officer of another body corporate of which the registrant was a shareholder or creditor. The registrant’s indemnification obligation covers all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment reasonably incurred by such officer or director by reason of having been an officer or director. Indemnification is not available with respect to a proceeding as to which it has been adjudicated that such person did not act honestly and in good faith with a view to the best interests of the registrant, and, in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, with the reasonable belief that his or her action was lawful. The above provisions are intended to follow and are subject to the limitations set forth in section 81 of the New Brunswick Business Corporations Act.

The registrant also has director and officer insurance policies that will indemnify its officers and directors against non-indemnifiable costs, charges and expenses, and may also enable the registrant to recover some or all of any future amounts paid pursuant to the registrant’s indemnity obligations.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9, shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts, on December 17, 2010.

GSI Group Inc.

By:	/s/ Glenn E. Davis
Glenn E. Davis
Principal Financial and Accounting Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the Company hereby severally constitutes and appoints Glenn E. Davis as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing) to sign this Registration Statement on Form S-8, and any and all amendments thereto, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might and could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

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Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOHN ROUSH John Roush	Chief Executive Officer and Director	December 17, 2010

/S/ GLENN E. DAVIS Glenn E. Davis	Principal Financial and Accounting Officer	December 17, 2010

/S/ STEPHEN W. BERSHAD Stephen W. Bershad	Chairman of the Board of Directors	December 15, 2010

/S/ EUGENE I. DAVIS Eugene I. Davis	Director	December 15, 2010

/S/ DENNIS J. FORTINO Dennis J. Fortino	Director	December 16, 2010

/S/ K. PETER HEILAND K. Peter Heiland	Director	December 16, 2010

/S/ IRA J. LAMEL Ira J. Lamel	Director	December 16, 2010

/S/ BYRON O. POND Byron O. Pond	Director	December 16, 2010

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INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION

5.1*	Opinion of Counsel.

23.1*	Consent of Independent Accountants.

23.2*	Consent of Counsel (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of the Registration Statement).

99.1	GSI Group Inc. 2010 Incentive Award Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed November 30, 2010).

*	Filed herewith.

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